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                                                                    Exhibit 10.1


October 19, 1999


Mr. Donald R. Peck
Six Doran Farm Lane
Lexington, MA  02420


Dear Don:

The purpose of this letter agreement (this "Agreement") is to set forth our mutual understanding and agreement with respect to: (i) your separation from Centennial Technologies, Inc. (the "Company"); and (ii) the establishment of the terms of your severance and separation from employment. We have agreed as follows:

         1. SEPARATION FROM EMPLOYMENT. Effective as of the close of business on Friday, September 10, 1999, or such other date that is mutually agreed upon by you and the Company (the "Separation Date"), you will no longer be a full-time employee of the Company, as the Company will terminate your employment without cause, and you will relinquish as of that date any positions that you hold with the Company or any of its subsidiaries and affiliates.

         2. SEVERANCE BENEFITS.

                  a. STOCK ACCELERATION. Upon your Separation Date, (1) each outstanding option to purchase shares of Common Stock of the Company held by you, not otherwise fully exercisable or automatically exercisable in full, shall become immediately exercisable in full, and (2) notwithstanding any provision in any applicable option agreement to the contrary, each such option shall continue to be exercisable by you through March 10, 2001.

                  b. COMPENSATION. You shall be entitled to the following additional benefits:

                           (1) the Company shall pay you in a lump sum in
cash immediately after this Agreement becomes effective and enforceable:


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Mr. Donald R. Peck
October 19, 1999
Page 2

                                    (a) the sum of (i) your base salary
through the Separation Date, and (ii) the amount of any compensation previously deferred by you (together with any accrued interest or earnings thereon) and any accrued vacation or compensatory time off pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"); and

                                    (b) $505,475.

                           (2) for 18 months after the Separation Date, or
such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to you and your family at least equal to those which would have been provided to you if your employment had not been terminated, in accordance with the applicable Benefit Plans in effect on your Separation Date or, if more favorable to you and your family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; PROVIDED, however, that if you become reemployed with another employer and become eligible to receive a particular type of benefit (e.g., health insurance benefits) from such employer on terms at least as favorable to you and your family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to you and your family and FURTHER PROVIDED that you shall be deemed to have elected COBRA medical benefit continuation which the Company agrees to provide on a fully subsidized basis and the provision of such benefits shall be deemed to satisfy all obligations of the Company hereunder to continue health benefits;

                           (3) the Company shall timely pay or provide to you
outplacement assistance having a value of no more than $30,000 as well as any other amounts or benefits required to be paid or provided or which you are eligible to receive following your termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

                           (4) for purposes of determining your eligibility
(but not the time of commencement of benefits) for retiree benefits to which you are entitled, you shall be considered to have remained employed by the Company until eighteen (18) months after the Separation Date.


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Mr. Donald R. Peck
October 19, 1999
Page 3

         3. [Intentionally Omitted].

         4. CONSULTING. You agree that $50,000 of the payment made to you upon your termination of employment is a retainer (the "Retainer") paid to you to make yourself available as you schedule permits for a period of six (6) months beginning on the Separation Date at reasonable times and places to provide consulting services to the Company. In addition to the Retainer paid to you solely for your availability the Company will pay you $200 for each hour of consulting services that you actually render as requested by the Company during said 6 month period plus the reasonable associated costs incurred by you as a result of the rendering of such consulting services including, but not limited to, travel and lodging.

         5. TRANSFER OF RESPONSIBILITIES AND CONTINUING COOPERATION. You shall cooperate fully with the Company and its personnel on an as needed and as required basis through the Separation Date to provide an orderly transfer of your duties and responsibilities and to provide continuing assistance in connection with on-going litigation and investigation matters. This cooperation includes timely compliance with all reasonable requests for information and other materials. This cooperation also includes timely compliance with all reasonable requests for information and assistance in connection with any and all on-going Company litigation, investigations, and legal inquiries. The Company agrees to reimburse you for any reasonable travel costs and expenses, including meals and lodging, incurred by you in connection with any request by the Company for cooperation and assistance either before or after the Separation Date, and to make available to you upon reasonable request and notice pertinent records and documents related to such litigation, investigations and legal inquiries, which you agree will be used solely in relation thereto and for no other purpose. To the extent that you require legal representation in connection with any of these or other legal matters that cannot be practically provided by the Company's counsel, the Company will advance to your attorneys and reimburse you for any reasonable attorneys' fees and expenses related thereto as they are incurred.

         6. CONFIDENTIALITY. You agree that you will keep the confidential, proprietary information of the Company, including but not limited to, customer lists, supplier lists, pricing and cost information, sales and marketing plans and strategies, manufacturing processes and techniques, product designs and specifications and computer programs (collectively, "Confidential Information") secret and confidential and refrain from divulging, disclosing or using any


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Mr. Donald R. Peck
October 19, 1999
Page 4

Confidential Information for any reason or purpose without the Company's prior written consent.

         7. RETURN OF PROPERTY. On the Separation Date, you will return to the Company all property of the Company that is in your possession or under your control, including, without limitation, any and all files, documents and other information with respect to the Company's management, operations or customers, including all files, documents, or other information containing Confidential Information. You may keep copies of non-confidential documents.

         8. REMEDIES OF THE COMPANY. You acknowledge that the restrictions contained in paragraph 6 of this Agreement are reasonable and necessary for the protection of the legitimate interests of the Company. In addition, you recognize and agree that the Company's remedy at law for material breaches of the restrictions contained in paragraph 6 of this Agreement is inadequate, that the damages for any material breach thereof would be irreparable, and that the Company shall be entitled to preliminary and permanent injunctive relief and specific performance thereof, in addition to any remedies it may have for monetary damages or other relief. You further recognize and agree that the covenants contained in paragraph 6 shall be construed as independent of any other provision of this Agreement and that the existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement by the Company of said covenants.

         9. REFERENCES. In response to inquiries from your prospective employers, the Company shall state that it is the policy of the Company to verify only dates of employment and titles. Upon receipt from you of a proposed letter of reference, the Company agrees to execute and deliver such a letter to you, so long as such letter is acceptable to the Company in its exercise of reasonable judgment.

         10. GENERAL RELEASES.

                  a. In consideration of the payments set forth in this Agreement, a majority of which you acknowledge that you would not otherwise be entitled to receive indemnification, the receipt and sufficiency of which consideration you hereby acknowledge, and except for the rights granted under this Agreement and any indemnification rights that you may have pursuant to the By-Laws of the Company and as provided by law, which rights, if any, are specifically excepted from the scope of this release, you, for yourself and your


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Mr. Donald R. Peck
October 19, 1999
Page 5

heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its successors, assigns, former, current or future shareholders, officers, directors, employees, agents, attorneys and representatives, whether in their individual or official capacities (the "Released Parties"), from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys' fees, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, you ever had from the beginning of the world to this date against any of the Released Parties, including, without limitation, all claims arising out of your employment and the termination of your employment, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e ET SEQ.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.
Section 1000 ET SEQ.; the Age Discrimination in Employment Act, 29 U.S.C.
Section 621 ET SEQ., Massachusetts General Laws, Chapter 151B,  Section 1
ET SEQ.; the Americans with Disabilities Act, 42 U.S.C. Section 12101 ET SEQ.; all claims arising under the Massachusetts Civil Rights Act, M.G.L. c. 12 Sections 11H and 11I and the Massachusetts Equal Rights Act, c. 93 Section
102 and M.G.L. c. 214 Section 1C, all other employment discrimination claims, wrongful disclosure, common law tort, defamation, breach of contract and other common law claims, and all claims under any other federal, state or local statutes or ordinances not expressly mentioned above. You hereby acknowledge and understand that this is a General Release.

                  b. In consideration of the good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which consideration the Company hereby acknowledges, and except for the rights granted under this Agreement, which rights, if any, are specifically excepted from the scope of this release, the Company and its subsidiaries and affiliates knowingly and voluntarily, fully, forever irrevocably and unconditionally release, remise and forever discharge you, your heirs, legal representatives, beneficiaries, assigns and successors in interest, whether in your or their individual or official capacities, from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys' fees, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, that the Company or any of its subsidiaries or affiliates ever had from the beginning of the world to this date, including all claims arising from your actions or omissions as an officer or employee of the Company or any of its subsidiaries or affiliates, it being fully understood that your termination is being requested by the Company without


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Mr. Donald R. Peck
October 19, 1999
Page 6

cause. The Company hereby acknowledges and understands that this is a General Release.

         11. ACKNOWLEDGMENTS. You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after you sign this letter, and this Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

         12. VOLUNTARY ASSENT. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney. You further state and represent that you have carefully read this letter, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

         13. ENTIRE AGREEMENT AND APPLICABLE LAW. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or, if appropriate, a federal court located in Massachusetts, (which courts, together with all applicable appellate courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith including without limitation the Executive Retention Agreement.

         14. WITHHOLDING. The Company shall be entitled to withhold from any payments required to be made hereunder all amounts required to be withheld under any federal, state, local or other applicable laws.

         15. SUCCESSORS. This Agreement shall bind and inure to the benefit of the parties and their legal heirs and successors.


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Mr. Donald R. Peck
October 19, 1999
Page 7

Please indicate your agreement to the terms of this letter agreement by signing and dating the last page of the enclosed copy of this letter agreement, and return it to me.


Sincerely,


L. Michael Hone
President and Chief Executive Officer


AGREED TO AND EXECUTED UNDER SEAL THIS ____ day of October, 1999.


                                                 -------------------------------
                                                 Donald R. Peck